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                                                                   EXHIBIT 10.37

                                   TEAMCARE
                             NATIONAL CONTRACT FOR
                             ---------------------
                         LUTHER MEDICAL PRODUCTS, INC.
                         -----------------------------



PRODUCT QUALITY:

Luther Medical Products, Inc. offers the most complete range of PICC and midline extended dwell catheter systems in the industry. We offer two catheter materials, polyurethane and silicone. Both materials have been reviewed by the FDA and were found to be appropriate for long term infusion therapy. Our preferred material is polyurethane due to the strength of the material. In addition, due to thinner wall thickness, a smaller overall catheter is available for any given flow rate. Our product offering encompasses the widest range of gauges and lengths. We also offer a range of dual lumen catheter systems.

Our field experience demonstrates that our ratio of all field complaints to products sold is substantially less than 1%. Note that all field complaints includes incidents of clinician misuse, etc. The number of actual complaints attributable to the products are therefore significantly less. We have data to support this statement. We will furnish a current Luther Medical user list on request.

Based on all of the above we are confident in our statement that Luther Medical is offering excellent quality products.

PRODUCT AVAILABILITY:

Luther Medical has 18 stocking distributors situated at locations across the country. It is expected that each distributor holds 2 to 3 months worth of inventory. In addition Luther Medical holds inventory valued at almost $1.5 million. This equates to another five months of inventory. We manufacture the products in Southern California and have excellent employee relations. We are, therefore, structured to give excellent delivery performance. Our track record with respect to service level is exemplary.

RETURNED GOODS POLICY:

Our standard returned goods policy is enclosed. This policy is in line with industry standards. We can agree to modifications to this if you have any particular concerns. Our commitment to training, discussed later, should alleviate most, if not all, of your concerns. Luther Medical can use surplus materials during training programs. All such training and materials is at our cost.
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SHIPPING AND FREIGHT:

The prices quoted are FOB one of 18 separate warehouses across the country.

PRODUCT INFORMATION:

We agree to keep you informed of any recall notification or any packaging or labeling changes.

EDUCATION:

It is in this area that Luther Medical has differentiated itself from all of our competitors. We have decided to focus the majority of our resources towards the education and training of clinicians on our PICC and midline catheter systems. For the last two years we have been running 10 to 15 classes per month, at locations across the country, training an average of 25 nurses per class. We have, therefore, trained over 8,000 nurses on the use of our PICC and midline products during the last two years. Many of our classes are tailored towards the special needs of the participants. All of our training courses offer continuing education units (CEUs). Our training program is spearheaded by The IV Institute and Mr. Joseph Brown, a highly respected clinical educator. In addition, Luther Medical employs four nurse clinicians who provide 24 hour customer service and clinical support. We have an extensive array of clinical support materials in the form of published papers, clinical video tapes, training manuals, sample policies and procedures, and other related support materials.

Luther Medical is prepared to train the entire Teamcare clinical staff who are involved with PICC and/or midline insertions. We will also retrain as required. THIS SERVICE WILL BE PROVIDED FREE OF CHARGE ASSUMING A REASONABLE DEGREE OF COMMITTMENT TO PURCHASE LUTHER MEDICAL CATHETER PRODUCTS.

TECHNOLOGY:

Luther Medical has the most extensive range of technology in the industry.

We offer the L-CATH(R) Catheter Systems:
Polyurethane or silicone catheters.
Single lumen and dual lumen.
The widest range of gauges and lengths, 16ga-28ga.
The T-Peel plastic peel away introducer.
The stainless steel U-Wing peel away needle introducer.

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In addition we have:

          The ONECATH(R) Catheter System, which allows a PICC or midline catheter to be inserted using an over-the-needle technique with an introducer offering needlestick protection.

          The L-Cath(R) for Ports, which allows a soft catheter to be inserted into an implanted port as an alternative to a Huber needle. This comfortable antineedlestick device with extended dwell times, offers significant quality features in addition to cost reduction opportunities.

PRICING:

Our pricing is shown in Appendix 1.  Payment Terms are NET 30 days.

As stated above, Luther Medical will provide training for all designated Teamcare PICC and midline nurse clinicians FREE OF CHARGE for the duration of the contract.

In addition, the training offered in this proposal will save Teamcare significant costs by allowing Teamcare to cut back on "in-house" training budgets.

TERM:

Due to the initial cost of training we require a two year term to start on the date of the last signature.

IMPLEMENTATION:

Assuming that we agree to work together, as outlined above, we ask that there be an implementation meeting. At that meeting Teamcare and Luther Medical will jointly specify the layout of the clinical education and training program.

We provide you with a quarterly (or monthly if required) report of Teamcare facility purchases.

If Teamcare agrees to the terms and conditions as outlined above, please indicate by a signature and date below:


_____________________________               _______________________________
Name                Date                    Name                Date



_____________________________               _______________________________
Title                                       Title

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                         LUTHER MEDICAL PRODUCTS, INC.
                              RETURN GOODS POLICY



The following guidelines have been established as a return goods policy to determine proper credit amounts to be given for all products distributed by Luther Medical Products, Inc.

1. No merchandise will be accepted for return without prior authorization from Luther Medical Products, Inc.
2. Authorization for return can be secured by calling the Luther Medical Products customer service department during normal business hours, 1-800-227-2918 x 212 or 211.
3. Return of stock (inventoried) merchandise within 30 days of the original shipment date shall be credited in full provided it is in the original unopened package. This is to say no restocking charge will apply.
     Products returned not in saleable condition will be returned to the customer and no credit will be issued.
4. Merchandise returned 30-90 days from original shipment date will be subject to a 25% restocking charge. Stock must be in saleable condition.
5. Merchandise being requested for return after 90 days will be subject to approval by Materials Management and will have a substantially greater restocking charge than the standard 25%. Restocking charge to be determined by Materials Management.
6. All authorized R.G.A. numbers issued by Luther Medical Products are valid for a period not to exceed 60 days. Merchandise returned after the 60 day period, on an expired R.G.A. number will need prior approval from Materials Management before a credit will be issued.
7. Merchandise returned must clearly show the R.G.A. number issued on the outside label of the shipping carton. Do not have the customer print, write, label or otherwise disfigure the display packaging. Any disfiguring of the package or display carton will be subject to an additional restocking/repackaging charge.

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